                                                  EXHIBIT 10.2

February 1, 2012

Mr. Arnon Dror
14 Stoneboat Road
Westport, CT  06880

Dear Arnon:

In connection with your employment as Vice President, Chief Financial Officer and Treasurer of Presstek, Inc. (the “Company”), the Company agrees to provide you with certain payments in the event that your employment is terminated, other than for “Cause” (as defined below) or by reason of you voluntarily terminating your own employment without “Good Reason” (defined below).

The Company hereby agrees that in the event that your employment is terminated involuntarily by the Company without Cause, or in the event that you terminate your own employment voluntarily with Good Reason, then the Company will pay to you severance in an amount equal to your then current base salary.  This severance will be paid to you over a period of one year in accordance with the then current payroll practices of the Company.  Each such payment shall be deemed a separate payment for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).

In the event of a “Change in Control” of the Company (defined below) and your termination of employment within eighteen (18) months after such Change in Control, either involuntarily without Cause or voluntarily for Good Reason, then the Company will pay to you severance in a lump sum amount equal to two (2) times your then current salary.  This severance payment is in lieu of the severance referred to in the preceding paragraph, and will be payable immediately following your termination of employment.

To the extent benefits described herein are subject to Section 409A and you are a specified employee (as defined in Section 409A), then payment of such benefits will be delayed as necessary to comply with Section 409A..

A “Change in Control” of the Company, for purposes of this letter, shall be deemed to have taken place (A) if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company within twelve months before such transaction shall cease to constitute a majority of the Board of the Company or any successor entity; (B) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned beneficially by persons other than the shareholders who owned beneficially more than 50% of the combined voting power of the Company’s securities immediately prior to such merger, consolidation or other reorganization; or (C) the sale, transfer or other disposition of all or substantially all of the Company’s assets .

The term “Good Reason” shall mean any of the following: (i) any material diminution in yours duties, title, authority or reporting line; (ii) a reduction in or failure to pay you compensation when due, except as agreed by you in writing; (iii) a Change in Control; (iv) your benefits under any employee benefit or welfare plan are reduced to less (subject to your right to provide equivalent benefits in cash or otherwise in kind) than the benefits of 90% of the Company’s employees under any employee benefit or welfare plan; (v) you are reassigned, without your consent, to a principal work place which is more than 50 miles from the Company’s executive offices in Greenwich, Connecticut.

The term “Cause” shall mean (i) your conviction of a felony, (ii) theft from the Company, (iii) breach of fiduciary duty involving personal profit, and/or (iv)sustained and continuous conduct by you which adversely affects the reputation of the Company.

Sincerely,

James R. Van Horn
VP, General Counsel and Secretary